Exhibit 3.204

COMPANIES ACT, 1995 MALTA CERTIFICATE OF CONTINUATION LIMITED LIABILITY COMPANY (L.N. 344 of 2002 - Regulation 9) RDC OFFSHORE MALTA LIMITED Name of Company Level 2, West Mercury Tower, The Exchange Financial & Business Centre, Elia Zammit Street, St. Julian's STJ 3155, Malta Registered Office C 65624 Registration No. This is to confirm that the above-mentioned company which was formed and incorporated or registered under the laws of Gibraltar 15th February 2012 _____________ on the __________ ~ RDC Offshore (Gibraltar) Limited under the name of ______________________ _ and which has ceased to be so registered , is registered as continuing in Malta as a limited liability company with effect from 13th June 2014 Joseph H. Caruana Registrar of Companies 14th July 14 Dated this ..................... day of ............................................... 20 ........................... .

Company No.: Certificate of Cessation pursuant to Sec 10 (3) of the Companies (Rc-Domiciliation) Regulation 1996 (as amended) REID Number: 107362 GICO.107362-40 IT IS HEREBY CERTIFIED that RDC Offshore (Gibraltar) Limited having established a domicile in MALTA, has this day ceased to be domiciled in Gibraltar and ceased to be a company incorporated under the Companies Act of Gibraltar. Nothing in this certificate shall operate to (a) create a new legal entity; or (b) prejudice or affect the continuity of the company in it new country of domicile; or (c) affect the property of the company Given at Gibraltar, this 4th day of July Two Thousa 0 '{\:~~ -- t-3)!··:r., CJ t)\I".' ,. , ·• . w ,;;ty· cl ,. '•1· 1-7} l&RAL'~